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                     [LETTERHEAD OF MILLING LAW OFFICES]

                                      November 13, 1997

All American Food Group, Inc.
9 Law Drive
Fairfield, New Jersey 07006

Gentlemen:

     We are members of the bar of the State of New Jersey. For that reason, you have requested our opinion for the use of All American Food Group, Inc., a New Jersey corporation (the "Company"), in connection with your Registration Statement under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder. Your Registration Statement is intended to register 3,736,767 shares of the common stock of the Company issuable upon the conversion of $2,600,000 principal amount of its 6% convertible debentures and 480,000 shares of common stock of the Company issuable upon the exercise of its common stock purchase warrants.

     We have examined the Company's Registration Statement on Form SB-2 in the form to be filed with the Securities and Exchange Commission on or about November 13, 1997 (the "Registration Statement"). We further have examined such corporate records of the Company as we deemed relevant to the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, under New Jersey law, upon issuance and receipt by the Company of the consideration in the amount and in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      MILLING LAW OFFICES

                                      By: /s/ John L. Milling
                                          JOHN L. MILLING